Exhibit 99.1

PRESS RELEASE DATED JULY 23, 2003

Contact:
Cal Reed, Chairman & CEO	William Snyder, CFO
Tel: (510) 449-0100

Peak International Reports First Quarter Results

Revenues up 6% sequentially and up 14% over Same Quarter Last Year

Fremont, California, July 23, 2003. Peak International Limited (NASDAQ: PEAK) today reported results for its first quarter ended June 30, 2003. Revenues increased 14% over the same quarter last year and by 6% compared to the prior quarter.

Revenues in the first quarter of fiscal 2004 were $15.1 million, up 14% as compared to the first quarter of fiscal 2003. Peak recorded a pretax profit for the quarter of approximately $100,000 with an after tax loss of approximately $100,000 or $0.01 per share on a diluted basis, compared to a loss of $11.5 million or $0.91 per share on a diluted basis in the first quarter of the prior year. The results of the first quarter of fiscal 2003 included a $10.5 million asset impairment charge associated with the unoccupied factory in Shenzhen, the PRC, to be disposed of by sale.

The sequential increase in net sales of the Company’s products reflects an improvement in demand for some of the Company’s products, particularly semiconductor trays, due to improved conditions in the semiconductor market.

The improvement in Peak’s net income was due primarily to the absence of asset impairment charges, more efficient utilization of factory production capacity as tray volumes increased and higher revenues.

Cal Reed, Peak’s Chairman and CEO said, “I was very pleased with our progress this past quarter. We made a profit before tax, but had to recognize a one-time tax expense associated with the revaluation of deferred tax liabilities on our balance sheet due to an increase in Hong Kong tax rates. Our results were outstanding considering the impact of the SARS outbreak in Asia and the temporary disruption of our business. We continued to achieve quarterly and year-over-year revenue improvement. Our cash position remains strong at $24 million. We used $2.4 million to repurchase approximately 660,000 shares of our common stock during the quarter. Looking forward, the semiconductor market, which is Peak’s largest served market, is recovering and we are working to expand our product offerings for non-semiconductor applications in fiscal 2004. I believe we will achieve improved operating results for the remainder of the fiscal year.”

Except for historical information contained herein, the statements in this press release regarding future sales and profitability are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These and other forward looking statements are not guarantees of future results and are subject to risks and uncertainties, including among others, intellectual property rights of third parties, difficulties related to working in the PRC, including the recent outbreak of SARS and its potential effect on our factory and customers, market demand for the Company’s products, increasing competition, issues related to costs of manufacturing and raw materials, the possible revaluation of the PRC currency, a continued economic downturn in most of the developed countries, and other matters that could cause actual results to differ materially from the projections made herein. Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003. Statements included in this press release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update information contained in this release.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands of United States Dollars, except share and per share data)

	Three Months Ended June 30,
	2003	2002
	(Unaudited)	(Unaudited)
Net Sales:
– Third parties	$15,062	$13,220
Cost of Goods Sold	10,585	10,024

Gross Profit	4,477	3,196
Selling and Marketing	2,782	2,228
General and Administrative	1,542	2,122
Research and Development	43	34
Asset Impairment	—	10,484

Income (Loss) from operations	110	(11,672)
Other (expense) income – net	(59)	43
Interest income	50	97

Income (Loss) before income taxes	101	(11,532)
Income tax expense	(179)	(5)

NET LOSS	(78)	(11,537)
Other comprehensive loss:
Foreign currency translation	(30)	(75)

Comprehensive loss	$(108)	$(11,612)

LOSS PER SHARE
– Basic	$(0.01)	$(0.91)
– Diluted	$(0.01)	$(0.91)
Weighted Average Number of Shares Outstanding
– Basic	12,342,000	12,678,000
– Diluted	12,342,000	12,678,000

Consolidated Balance Sheets

(in thousands of United States Dollars)

	June 30, 2003	March 31, 2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$23,994	$25,928
Accounts receivable – net of allowance for doubtful accounts of $247 at June 30, 2003 and $288 at March 31, 2003	11,491	10,848
Inventories	12,192	12,190
Other receivables, deposits and prepayments	704	923

Total current assets	48,381	49,889

Asset to be disposed of by sale	5,230	5,230
Property, plant and equipment – net	27,552	28,073
Land use right	776	781
Deposits for acquisition of property, plant and equipment	73	17
Income taxes receivable	4,417	3,732
Other deposit	301	301

TOTAL ASSETS	$86,730	$88,023

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,073	$3,941
Accrued payroll and employee benefits	1,277	1,139
Accrued other expenses	1,149	1,419
Income taxes payable	5,740	5,721

Total current liabilities	13,239	12,220
Deferred Income Taxes	1,704	1,547

Total Liabilities	14,943	13,767

Stockholders’ Equity:
Share capital	120	127
Additional paid-in capital	25,634	27,988
Retained earnings	47,176	47,254
Accumulated other comprehensive loss	(1,143)	(1,113)

Total stockholders’ equity	71,787	74,256

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$86,730	$88,023

Consolidated Statements of Cash Flows

(in thousands of United States Dollars)

	Three Months Ended June 30,
	2003	2002
	(Unaudited)	(Unaudited)
Operating activities:
Net loss	$(78)	$(11,537)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,545	1,617
Deferred income taxes	157	(5)
Loss on disposal/write-off of property, plant and equipment	59	433
Allowance for doubtful accounts	(41)	30
Asset impairment	—	10,484
Changes in operating assets and liabilities:
Accounts receivable	(602)	(1,662)
Inventories	(2)	(645)
Other receivables, deposits and prepayments	219	2
Income taxes receivable	(685)	(605)
Accounts payable-trade	1,155	1,534
Accrued payroll, employee benefits and other expenses	(132)	29
Income taxes payable	19	4

Net cash provided by (used in) operating activities	1,614	(321)

Investing activities:
Acquisition of property, plant and equipment	(1,113)	(517)
Proceeds on disposal of property, plant and equipment	12	—
Increase in deposits for acquisition of property, plant and equipment	(56)	(83)

Net cash used in investing activities	(1,157)	(600)

Financing activities:
Proceeds from issuance of common stock	55	82
Payment for repurchase of common stock	(2,416)	—

Net cash (used in) provided by financing activities	(2,361)	82

Net decrease in cash and cash equivalents	(1,904)	(839)
Cash and cash equivalents at beginning of period	25,928	29,217
Effects of exchange rate changes on cash and cash equivalents	(30)	(84)

Cash and cash equivalents at end of period	$23,994	$28,294

Supplemental cash flow information:
Cash paid during the period
Interest	$—	$—
Income taxes	689	612